Exhibit 99.1

The Wendy’s Company Announces Addition of Richard H. Gomez to Board of Directors

DUBLIN, Ohio – November 8, 2021 – The Wendy’s Company (Nasdaq: WEN) today announced that on November 4, 2021 the Board of Directors increased the size of the Board from 11 to 12 members and elected Richard (Rick) H. Gomez to serve as a director of the Company, effective immediately.

Gomez is Executive Vice President, Chief Food and Beverage Officer for Target Corporation. Gomez joined Target in 2013 and has held several key leadership positions at the company, including Chief Marketing, Digital & Strategy Officer and Senior Vice President, Brand and Category Marketing. Prior to his tenure at Target, Gomez served as Vice President of Brand Marketing at MillerCoors and held multiple leadership positions at PepsiCo, including Chief Marketing Officer of the non-carbonated beverage portfolio. Gomez began his career in brand management at the Quaker Oats Company.

Speaking on behalf of the Board, Chairman Nelson Peltz said, “With more than 20 years of experience managing multi-billion-dollar consumer food and beverage brands, Rick brings a unique, global perspective on consumer brand positioning and marketing, new product development, and digital and social media strategies. We believe that Rick’s deep knowledge of and commitment to corporate social responsibility over the course of his career will be particularly valuable to Wendy’s Good Done Right efforts. We are pleased to welcome Rick to the Board and look forward to benefitting from his expertise.”

Gomez said, “I’m proud to join the Board of Directors of Wendy’s, one of the world’s most iconic and beloved brands, at such an important time in the company’s history. With Nelson and the rest of the Board, I look forward to helping Wendy’s accomplish its strategic initiatives, drive accelerated growth, and bolster its strong partnerships with employees, franchisees and suppliers across the world.”

Gomez currently serves on the Executive Council of MBOLD, a Minnesota-based organization that accelerates practical solutions to some of the biggest challenges facing food and agriculture. He also serves on the board of the National Museum of the American Latino at the Smithsonian.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption and its signature Wendy’s Wonderful Kids® program, which seeks to dramatically increase the number of adoptions of children waiting in North America’s foster care systems. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,800 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising.

Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Contacts:

Investor Contact:

Greg Lemenchick

Sr. Director - Investor Relations & Corporate FP&A

(614) 766-3977; greg.lemenchick@wendys.com

Media Contact:

Heidi Schauer

Vice President - Communications, Public Affairs & Customer Care

(407) 619-3634; heidi.schauer@wendys.com

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